UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 19, 2012

CORELOGIC, INC.
(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 First American Way, Santa Ana, California	92707
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code (714) 250-6400
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 19, 2012, CoreLogic, Inc. (the “Company”) and Dell Marketing L.P. (“Dell”) entered into a Master Services Agreement (the “MSA”). Under the MSA, Dell will provide a range of data center services to the Company, including data center management, server and database hosting, network management and other back-office information technology-related functions.

The MSA became effective on July 19, 2012. Concurrently with the execution of the MSA, the Company and Dell entered into an initial supplement (“Supplement”) with an initial term of seven years, which sets forth certain services to be provided by Dell under the MSA, including certain of those services referenced above as well as transition services required to smoothly assist the Company in exiting its existing data center infrastructure. The Company and Dell may enter into additional supplements under the MSA to provide for additional services. The Company has the unilateral right to extend the term of this Supplement and any additional supplement for up to two one-year periods under the same terms and conditions as set forth in the MSA and such supplement. The MSA will remain effective until the second anniversary of the first date on which no supplement is in effect. The Company may terminate all or part of the services provided under the MSA for certain for-cause events, as specified in the MSA, including a material breach by Dell. The Company may also terminate all or part of the services provided under the MSA for convenience upon 90 days' prior written notice and subject to termination charges. Dell may terminate the MSA for the Company's nonpayment of undisputed charges under the MSA or upon the Company's bankruptcy.

The foregoing descriptions of the MSA and the Supplement do not purport to be complete and are qualified in their entirety by reference to the MSA and the Supplement, copies of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2012, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On July 19, 2012, the Company's management determined that the execution of the MSA would result in non-recurring cash and non-cash charges totaling approximately $40 million during an estimated 30-month transition period in conjunction with exiting its existing data center infrastructure, which the Company expects to complete on or before February 28, 2015. The charge is primarily comprised of one-time termination benefits, exit costs related to our existing operating lease obligations, accelerated depreciation and impairment charges to property and equipment. These estimates are subject to change and further details of these actions will be provided in future filings.

Item 2.06. Material Impairments.

The Company incorporates by reference the information disclosed in Item 2.05 above. The amounts reflected in Item 2.05 include a non-cash impairment charge of approximately $10 million to be incurred during the quarter ended September 30, 2012 relating to certain data center infrastructure property and equipment. These estimates are subject to change and further details of these actions will be provided in future filings.

Item 7.01. Regulation FD Disclosure.

On July 19, 2012, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing the execution of the MSA by the Company and Dell.

The information contained in this Item 7.01 of Form 8-K (including Exhibit 99.1 attached hereto) is being furnished and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Forward Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws, including estimates related to non-recurring cash and non-cash charges and non-cash impairment charges and the expected transition period and completion of the Company's exit from its existing data center infrastructure.  These future statements are subject to the risk factors set forth in our SEC filings, including our quarterly report on Form 10-Q for the quarter ended March 31, 2012. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated July 19, 2012

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC.

Date:	July 24, 2012	By:	/s / STERGIOS THEOLOGIDES
		Name:	Stergios Theologides
		Title:	Senior Vice President, General Counsel and Secretary